EXECUTIVE EMPLOYMENT AND MANAGEMENT
                             AGREEMENT

AGREEMENT dated June 28, 1996,  between  Intelligent  Decision  Systems,  Inc. a
Delaware   corporation   (the  "Company"  or  "IDS"),   and   Scott  J.  Preiser
"Executive").

      1.   Employment and Duties:

           The Company hereby employs the Executive, and the Executive accepts employment, in an executive capacity for the Company and its subsidiaries to perform such duties consistent with his position as may be assigned to him from time to time by the Company's President. (He shall report directly to the President of IDS). The Executive shall also serve without additional compensation as an officer of the Company's Subsidiary, The Neptune Group, Inc. The Executive shall devote his best efforts and his entire business time to advancing the interests of the Company and its subsidiaries. He shall be entitled to three (3) weeks vacation per year which must be used during the year earned.

      2.   Term; Termination:

           (a) This Agreement shall be effective as of July 1, 1996 and the term hereof shall continue until June 30, 2001 (and shall be automatically renewed for successive one year periods thereafter unless, at least 90 days before the end of the initial term or any subsequent renewal period, either party gives written notice to the other of his to its desire to terminate this Agreement, in which case it shall terminate as of the end of such term period).

           (b) This Agreement shall terminate upon the Executive's death and may be terminated at the option of the Company if, as a result of any physical or mental disability, the Executive is unable to perform his major duties hereunder for a continuous period of 40 work days or at least 40 days in any consecutive period of 180 days. The Executive shall continue to receive his full salary for 60 days under Section 3 hereof regardless of any illness or incapacity, unless this Agreement is terminated. If the Executive's employment is terminated pursuant to this Section 2(b), the Executive (or his personal representative, in the case of death) shall be entitled to receive his full salary through the effective date of termination and 60 days, thereafter; however, said amount shall be reduced by any life or disability insurance proceeds the executive may receive.

           (c) This Agreement may also be terminated by the Company at any time for "cause". "Cause" shall be defined as (i) the commission by the Executive of an act of fraud or embezzlement, (ii) a felony conviction to a guilty plea by the Executive with respect to a felony, (iii) willful misconduct by the Executive as an employee of the Company or (iv) the substantial failure by the Executive to render effective services to the Company in accordance with this Agreement.

      3.   Compensation; Expenses; Benefits:

           (a) As compensation for his services hereunder in whatever capacity rendered, the Company shall pay the Executive a salary, payable in equal semi-monthly installments at such times during the month as is customary with the Company with respect to its Executives, at a rate of $100,000 per year. Such salary shall be adjusted annually on July 1st of each year as agreed upon by the Company's Board of Directors. Notwithstanding the foregoing, the salary for any year shall not be less than the preceding year). In addition, the Executive shall be entitled to such increases, bonuses or other




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payments as may be determined from time to time by the Board of Directors in its discretion and, consistent with benefits provided for other executives, shall be eligible to participate in any pension, profit sharing, incentive, retirement, 401-K or other employee benefit plans now or hereafter in effect for executives for the Company. Additionally, the Executive shall receive term life insurance in the amount of $50,000.

           (b) The Executive shall also receive a sign-on bonus, stock warrants, incentive bonus plan and stock option plan, during the term of this agreement, as further described on attachment "A" attached hereto and made a part hereof.

           (c) The Executive shall be entitled to reimbursement for his ordinary and necessary business expenses incurred in the performance of his duties hereunder provided that his claims therefor are supported by the documentation required by the Company in accordance with its usual practice.

      4.   Covenants:

           (a) The Executive shall not, during the term of his employment or at any time thereafter, directly or indirectly, publish or disclose to any person, firm or corporation or other entity, whether or not a competitor of the Company or its subsidiaries, any confidential information concerning the assets, business or affairs of the Company or its subsidiaries including, without limitation, any trade secrets, sources of supply costs, pricing practices, customer lists, financial data, employee information as to organizational structure.

           (b) During the term of his employment, the Executive shall not, directly or indirectly, engage in or be interested in (as owner, partner, shareholder, employee, director, officer, agent, consultant or otherwise), with or without compensation, any business which is competitive with the business being conducted by the Company (on the date hereof and at any time during the term of the Executive's employment and extending for six months after the termination of this agreement).

           (c) During the term of his employment (and for one (1) year thereafter), the Executive shall not, directly or indirectly, solicit or contract any employee of the Company with a view toward inducing or encouraging such employee to leave the employ of the Company for the purpose of being hired by the Executive, an employer affiliated with the Executive or any competitor of the Company.

           (d) Any claims, actions, demands, or proceedings with respect to compensation, benefits, ownership or other remuneration which the executive may have or have had against its former employer, The Neptune Group, Inc. ("TNG") (a Delaware Corporation), any of TNG's subsidiaries, Steve Chaleff and/or Fred Wiener are hereby released and discharged during the term of the Executive's employment with the Company or its subsidiary; provided however, in the event that the Executive's employment with the Company or its subsidiary is five (5) years or more, any claims, actions, demands, or proceedings with respect to compensation, benefits, ownership or other remuneration which the executive may have or have had against its former employer, The Neptune Group, Inc. ("TNG") (a Delaware Corporation), any of TNG's subsidiaries, Steve Chaleff and/or Fred Wiener are hereby released and forever discharged.

     (e) The Executive acknowledges that the provisions of this Section 4 are reasonable and necessary for the protection of the Company and that the Company will be irrevocably damaged if such covenants are not specifically enforced. Accordingly, the Executive agrees that, in addition to any other relief to which the Company may be entitled in the form of actual or punitive damages, the Company



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shall be entitled to seek and obtain injunctive relief from a court of competent jurisdiction for the purposes of restraining the Executive from any actual or threatened breach of such covenants.

      5.   Miscellaneous:

           (a) Governing Law: This Agreement shall be governed by and constructed in accordance with the laws of the State of Michigan.

           (b) Notices: Any notice or other communication under this Agreement shall be in writing and shall be considered given when delivered personally or three (3) business days after mailing by U.S. registered mail, return receipt requested, to the parties at the following addresses or at such other address as a party may specify by notice to the other.

                     If to the Executive:
                     Scott J. Preiser



                     IDS' President:
                     Intelligent Decision Systems, Inc.
                     2025 Beltline Ave., SE., Suite 400
                     Grand Rapids, MI  49546

           (c) Entire Agreement Amendment: This Agreement, when it becomes effective shall supersede all existing agreements between the Executive and the Company relating to the terms of his employment. It may not be amended by a written agreement signed by both parties.

           (d) Waiver: The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

          (e) Assignment: Subject to the limitations below, this Agreement shall inure to the benefits of and be binding upon the parties hereto and their respective heirs, representatives, successors and assigns. This Agreement shall not be assignable by the Executive, and shall be assignable by the Company only to any corporation resulting from the reorganization, merger or consolidation of the Company with any other corporation or any other corporation which the Company may sell all or substantially all of its assets, and it must be so assigned by the Company to, and accepted as binding upon it by such other corporation, in connection with any such reorganization, merger, consolidation or sale.


INTELLIGENT DECISION SYSTEMS, INC.

By: /s/ Mark A. Babin                             EXECUTIVE:

Title:  President                                 By: /s/ Scott J. Preiser





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                          Attachment "A"

Compensation per person for five year Employment/Management contracts:

1.    Sign-on Bonus       $50,000 cash and 14,275 shares of IDS common stock

2.    Stock Warrants:     90,000 warrants to purchase IDS common stock at a
                          strike price of $3.50 for a term of five years from the effective date of this Agreement.

3.  Incentive Bonus Plan: 5% of pre-tax  income (net of operating  expenses) of which 50% is to be paid quarterly and the balance is to be paid annually after the first $1,000,000 in income is realized (this is calculated prior to Steve and Fred's per Vision System compensation,
                          consultant's   fees   and  any   other extraordinary
                          income or expenses created by or inherited from the sale of the Company and/or its assets or liabilities).

4.    Stock Option Plan:  During the first fiscal year, 25,000 options to purchase IDS common stock at an exercise price of $3.50 (issuable immediately) and 25,000 options to purchase common stock of IDS common stock (at market when the option is issued) to be earned for each 1,000,000 generated in income, (this is calculated prior to Steve and Fred's per Vision System compensation, consultant's fees and any other extraordinary income or expenses) (or a pro rata amount after the first $1 Million is met) in Neptune. At the end of each fiscal year following the first fiscal year 50,000 options to purchase IDS common stock would be earned for each $1,000,000 generated in income, (this is calculated prior to Steve and Fred's per Vision System compensation, consultant's fees and any other extraordinary income or expenses) (or a pro rata amount after the first $1 Million is met) in Neptune. The exercise price for these options will be set at the market price of IDS common stock when the option is issued.